Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2012, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2012 of LendingClub Corporation, which are incorporated by reference in this Registration Statement on Form S-1. We consent to the incorporation by reference in the Registration Statement on Form S-1 of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

San Francisco, CA

July 27, 2012